                CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTNG FIRM

The Board of Trustees
Oppenheimer Global Fund:

We consent to the use in this Registration Statement of Oppenheimer Global Fund of our
report dated October 21, 2004, included in the Statement of Additional Information, which is part of such Registration Statement, and to the references to our firm under the headings "Financial Highlights" appearing in the Prospectus, which is also part of such
Registration Statement and "Independent Registered Public Accounting Firm" appearing in the
Statement of Additional Information.

                             /s/ KPMG LLP

Denver, Colorado
November 23, 2004